Exhibit 99.1

Sycamore Partners Completes Acquisition Of The Jones Group

NEW YORK, April 8, 2014 – Sycamore Partners today announced that it has completed its acquisition of The Jones Group Inc. (“The Jones Group” or the “Company”). The transaction is valued at approximately $2.2 billion.

“We are excited to have finalized the acquisition of The Jones Group and are confident this will be a long and successful partnership,” said Stefan Kaluzny, a Managing Director of Sycamore Partners. “We look forward to working with The Jones Group team to continue to grow this outstanding portfolio of businesses and brands and create exceptional products for our customers.”

Wesley R. Card, The Jones Group Chief Executive Officer, said, “We are very pleased to have completed this transaction, which delivers meaningful value to all of our shareholders. Sycamore Partners’ extensive knowledge and expertise in the consumer and retail space will allow The Jones Group’s brands to reach their full potential and continue to resonate with our loyal customers.”

As a result of the completion of the Merger, the common stock of The Jones Group is no longer listed for trading on the New York Stock Exchange.

Citigroup Global Markets, Inc. acted as financial advisor to The Jones Group and Peter J. Solomon Company acted as financial advisor to the Company’s Board of Directors. Cravath, Swaine & Moore LLP acted as legal advisor to The Jones Group and Skadden, Arps, Slate, Meagher & Flom LLP acted as legal advisor to the independent directors of the Company’s Board of Directors. Morgan Stanley, Jefferies, KKR Asset Management, MCS Capital Markets, Wells Fargo Capital Finance and Bank of America Merrill Lynch provided financing for the transaction. BofA Merrill Lynch and Guggenheim Securities acted as financial advisors to Sycamore Partners. Winston & Strawn LLP, Simpson Thacher & Bartlett LLP and the Law Offices of Gary M. Holihan, P.C. acted as legal advisors to Sycamore Partners.

The Jones Group transaction is the fifth investment by Sycamore Partners, which currently has more than $1 billion in capital under management. Previous transactions include the acquisition of a controlling interest in MGF Sourcing from L Brands; the formation of Pathlight Capital, LLC; the acquisition of The Talbots, Inc.; and the acquisition of Hot Topic, Inc.

About The Jones Group Inc.

The Jones Group Inc. is a leading global designer, marketer and wholesaler of over 35 brands with product expertise in apparel, footwear, jeanswear, jewelry and handbags. The Jones Group has a reputation for innovation, excellence in product quality and value, operational execution and talent. The Company also markets directly to consumers through branded specialty retail and outlet stores, through concessions at upscale department stores and through its e-commerce sites.

The Company’s internationally recognized brands and licensing agreements (L) include: Nine West, Anne Klein, Easy Spirit, Bandolino, Enzo Angiolini, Givenchy (L), Gloria Vanderbilt, l.e.i., Jessica Simpson (L), Jones New York, Kasper, Stuart Weitzman and Kurt Geiger.

About Sycamore Partners

Sycamore Partners is a private equity firm based in New York. Sycamore raised its first fund in 2011 with more than $1 billion in commitments from leading foundations, endowments, family offices, pension and sovereign wealth investors. Sycamore specializes in consumer and retail-related investments and its strategy is to partner with established management teams to improve the operating performance of their businesses. The firm’s investment portfolio currently includes The Jones Group, Inc.; Hot Topic, Inc.; The Talbots, Inc.; MGF Sourcing; and Pathlight Capital.

Contact:

For Sycamore Partners and The Jones Group:

Michael Freitag or Blair Fasbender

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449